Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Registration Statement Under

The Securities Act of 1933

(Form Type)

CHORD ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule (3)	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	2,222,433	$98.46	$218,820,754	$92.70 per $1,000,000	$20,284.69
Total Offering Amounts					$218,820,754		$20,284.69
Total Fee Offsets							—
Net Fee Due							$20,284.69

(1)

Pursuant to the Agreement and Plan of Merger, dated as of March 7, 2022, by and among Chord Energy Corporation (f/k/a Oasis Petroleum Inc.) (“Chord”), Ohm Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Chord, Whiting Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of Chord, and Whiting Petroleum Corporation (the “Merger Agreement”), upon the closing of the transaction contemplated by the Merger Agreement on July 1, 2022 (the “Merger”), Chord assumed the Whiting Petroleum Corporation 2020 Equity Incentive Plan (as amended from time to time, the “Plan”) and the outstanding restricted stock units and performance share units under the Plan, and (i) all shares remaining available for issuance under the Plan as of the Merger were automatically converted into shares of Chord’s common stock, par value $0.01 per share (“Common Stock”), available for issuance under the Plan and (ii) all such restricted stock units and performance share units were automatically converted into restricted stock units and performance share units, respectively, in respect of shares of Common Stock, subject to appropriate adjustments to the number of shares of each award, resulting in 1,611,725 shares of Common Stock remaining available for issuance to eligible participants under the Plan, restricted stock units with respect to 335,386 shares of Common Stock assumed under the Plan and performance share units with respect to 275,322 shares of Common Stock assumed under the Plan. Prior to the closing of the Merger, Chord’s (the “Registrant”) name was “Oasis Petroleum Corporation.” For the avoidance of doubt, the Form S-8 registration statement to which this Exhibit 107 is attached (the “Registration Statement”) registers the 1,611,725 shares of Common Stock remaining available for issuance to eligible participants under the Plan, the 335,386 shares of Common Stock subject to outstanding restricted stock units under the Plan and the 275,322 shares of Common Stock subject to outstanding performance share units under the Plan.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)

The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of a share of Common Stock as reported on the Nasdaq Global Select Market on July 6, 2022 (a date within five business days prior to the date of filing the Registration Statement), which was equal to $98.46.